UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2004

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 5. Other Events and Required FD Disclosure.

On June 15, 2004, Independence Holding Company issued a press release announcing purchase of block of American Independence Corp. Shares, a copy of which is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	June 15, 2004

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                                                                 CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                                   (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                                                       www.Independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES PURCHASE OF

BLOCK OF AMERICAN INDEPENDENCE CORP. SHARES

Stamford, Connecticut, June 15, 2004. Independence Holding Company ("IHC") (NASDAQ: INHO) announced that yesterday it purchased 94,488 shares of the common stock of American Independence Corp. (NASDAQ: AMIC) for $1,463,669. This brings IHC's ownership of AMIC to 3,374,555 shares or approximately 40% of the outstanding common stock.

Mr. Roy T.K. Thung, Chief Executive Officer, commented "We are pleased to own 40% of American Independence Corp. AMIC is an insurance holding company which owns managing general underwriters (MGUs) that produce the majority of IHC's medical stop-loss business and an insurance company that is IHC's largest reinsurer. AMIC has net operating loss carryforwards (NOLs) for Federal income tax purposes, as of December 31, 2003, of $287 million."

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Security Life markets medical stop-loss, long-term and short-term disability, and group life and managed health care products. Madison National Life sells group life and disability, medical stop-loss, credit life and disability and individual life insurance.